Exhibit 5.1
Skadden, Arps, Slate, Meagher & Flom llp

FOUR TIMES SQUARE	firm/affiliate offices
NEW YORK 10036-6522	—
—	boston
TEL: (212) 735-3000	chicago
FAX: (212) 735-2000	houston
www.skadden.com	los angeles
palo alto
san francisco
washington, d.c.
wilmington
—
beijing
brussels
frankfurt
hong kong
london
moscow
munich
paris
são paulo
shanghai
singapore
sydney
tokyo
toronto
vienna
January 11, 2010
CIT Group Inc.
505 Fifth Avenue
New York, New York 10017

Re:	CIT Group Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as special counsel to CIT Group Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration by the Company of 10,526,316 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), authorized for issuance pursuant to the Company’s Long-Term Incentive Plan (the “Plan”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Plan; (iii) the Third Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware; (iv) the Amended and Restated By-laws of the

CIT Group Inc.
January 11, 2010

Company, as certified by Eric S. Mandelbaum, Assistant Secretary of the Company; and (v) certain resolutions of the Board of Directors of the Company relating to the Plan. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. We have also assumed that:
     (a) all of the Shares will be issued in accordance with the terms of the Plan;
     (b) the consideration received by the Company for each Share delivered pursuant to the Plan shall not be less than the par value of the Common Stock; and
     (c) the Company’s transfer agent for the Common Stock has appropriately registered the issuance of the Shares in the books and records of the Company, and an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent.
     Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.
     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and, when awarded by the Board of Directors or the compensation committee of the Board of Directors of the Company and issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

CIT Group Inc.
January 11, 2010

     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Item 5. Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,